Exhibit 10.21

NaPro / Abbott Side Letter Agreement

Reference is made to the Development and Supply Agreement of July 23, 1999 between Abbott Laboratories and NaPro BioTherapeutics (as amended to date, the "Development Agreement"); and the Release and License Agreement among Abbott, NaPro and Bristol-Myers Squibb Company (the "License Agreement.")

In the event that the Development Agreement is terminated by Abbott for cause pursuant to Section 15.3 thereof, then (i) in the event Abbott is NaPro's licensee under the Development Agreement in the United States at the time of termination, the sublicense granted to Abbott pursuant to Section 3.2 of the License Agreement shall be converted to an exclusive (even to the exclusion of NaPro), irrevocable paid up sublicense for the United States, Abbott shall be entitled to NaPro's rights with respect to the United States territory under the License Agreement and NaPro shall no longer be entitled to any rights under the License Agreement with respect to the United States territory; and (ii) in the event Abbott is NaPro's licensee under the Development Agreement in Canada at the time of termination, the sublicense granted to Abbott pursuant to Section 3.2 of the License Agreement shall be converted to an exclusive (even to the exclusion of NaPro), irrevocable paid up sublicense for Canada, Abbott shall be entitled to NaPro's rights with respect to the Canadian territory under the License Agreement and NaPro shall no longer be entitled to any rights under the License Agreement with respect to the Canadian territory.

NaPro BioTherapeutics, Inc.

by /s/ Gordon Link, CFO

Accepted and Agreed

Abbott Laboratories

by /s/ Christopher Begley
         President HPD